Exhibit 10.5

CENDANT CORPORATION
2004
PERFORMANCE METRIC
LONG TERM INCENTIVE PLAN

1.	Purpose.

The purpose of the Cendant Corporation 2004 Performance Metric Long Term Incentive Plan is to provide a performance-based incentive grant intended to promote the Company’s efforts (i) to align the interests of key management personnel with the interests of the Company’s stockholders, and incentivize key management personnel to create stockholder value and (ii) to retain key management personnel over a long-term period. Unless otherwise approved by the Committee, awards granted under the Plan shall vest upon both the Company’s attainment of pre-established performance goals determined by the Committee, and Participants’ continuous employment with the Company.

2.	Definitions.

The following terms, as used herein, shall have the following meanings:

(a)	“Cendant” shall mean Cendant Corporation, a Delaware corporation.

(b)	“Award Agreement” shall mean a written agreement between Cendant and a Participant evidencing an award of Restricted Stock Units or Stock Options.

(c)	“Board” shall mean the Board of Directors of Cendant.

(d)	“Committee” shall mean the Compensation Committee of the Board.

(e)	“Company” shall mean, collectively, Cendant and its subsidiaries.

(f)
“Participant” shall mean an officer or key employee of the Company who is, pursuant to Section 4 of the Plan, selected and designated by the Committee in writing to participate herein, and who has been provided an Award Agreement.

(g)	“Plan” shall mean this Cendant Corporation 2004 Performance Metric Long Term Incentive Plan.

(h)
“Change-of-Control Transaction” shall mean any transaction or series of transactions pursuant to or as a result of which (i) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a third party who has entered into an agreement to effect a transaction described in clause (ii), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by Cendant’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least a majority of the members of the Board, (ii) any person or entity is or becomes, directly or indirectly, the beneficial owner of 50% or more of the common stock of Cendant (or other securities of Cendant having generally the right to vote for election of the Board), (iii) Cendant or any subsidiary shall sell, assign or otherwise transfer, directly or indirectly, assets (including stock or other securities of subsidiaries) having a fair market or book value or earning power of 50% or more of the assets or earning power of Cendant and its subsidiaries (taken as a whole) to any third party, other than Cendant or a wholly-owned subsidiary thereof, (iv) control of 50% or more of the business of Cendant shall be sold, assigned or otherwise transferred directly or indirectly to any third party, (v) there is consummated a merger or consolidation of Cendant with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Cendant outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Cendant or such surviving entity or any parent thereof outstanding immediately after such event or (B) a merger or consolidation effected to implement a recapitalization of Cendant (or similar transaction) in which no person or entity becomes the beneficial owner or more than 50% or more of the combined voting power of Cendant’s then outstanding securities or (vi) the stockholders of Cendant approve a plan of liquidation or dissolution.

(i)	“Award” shall mean an award of Restricted Stock Units or Stock Options granted pursuant to this Plan.

(j)	“Restricted Stock Unit” shall mean an Award granted pursuant to Section 5(c) of this Plan.

(k)	“Stock Option” shall mean an Award granted pursuant to Section 5(b) of this Plan.

(l)
“Cendant Stock Plans” shall mean the following stock plans maintained by Cendant, as amended from time to time: (1) 1999 Broad-Based Employee Stock Option Plan; (2) 1997 Stock Option Plan and (3) Galileo International 1999 Equity and Performance Incentive Plan.

(m)	“Cendant Stock” shall mean common stock of Cendant, par value $0.01 per share, of the series designated CD Common Stock.

(n)
“Disability” shall mean a Participant’s termination of employment by reason of “Disability” within the meaning of the Company-sponsored Long Term Disability Plan, as in effect from time to time, providing eligibility to employees of Cendant Operations, Inc.

(o)
“Performance Goals” shall mean a set of pre-established performance goals relating to the financial performance of Cendant and/or any of its subsidiaries or divisions, including without limitation, TUG.

(p)
“TUG” or “Total Unit Growth” shall mean, in respect of any performance period, as the percentage change in the Company’s Adjusted EBITDA, as defined below, plus, the Company’s Free Cash Flow Yield, as defined below.

EBITDA means the Company’s “income before taxes and minority interest,” (as reported); plus “non-program interest expense (net of interest income and including early extinguishment of debt)” (as reported); plus “non-program related depreciation and amortization” (as reported); plus “acquisition and integration related costs: amortization of pendings and listings” (as reported). “Adjusted EBITDA” means EBITDA as adjusted solely to disregard (i) “gains and losses on disposition of businesses” (as reported); (ii) any financial impact relating to costs, liabilities, revenue, or income in respect of any change in the reserves relating to the CUC accounting irregularities and related litigation and the existing BNP Paribas litigation (as reported); and (iii) “Acquisitions and Dispositions” in the manner described on Annex A hereto.

To the extent that the Financial Accounting Standards Board issues new accounting literature relating to “Business Combinations,” Adjusted EBITDA will be further adjusted to exclude (i) deal related costs currently capitalized under existing accounting literature that would be required to be expensed in the Company’s Income Statement (as reported); (ii) exit related costs as defined by E.I.T.F. 95-3 that would be required to be expensed in the Company’s Income Statement relating to acquisitions (as reported) and (iii) any change in contingent consideration liability required to be recorded in the Company’s Income Statement that was previously recorded as purchase price (as reported).

“Free Cash Flow Yield” means the Company’s “Free Cash Flow” divided by the Company’s “Market Value.” “Free Cash Flow” means “net cash provided by (used in) operating activities exclusive of management and mortgage programs” (as reported); plus “management and mortgage programs: cash provided by (used in) operating activities” (as reported); plus “management and mortgage programs: cash provided by (used in) investing activities” (as reported); plus “management and mortgage programs: cash provided by (used in) financing activities” (as reported); less “property and equipment additions” (as reported); less “cash utilized for net assets acquired and acquisition related payments” (as reported), adjusted to exclude the cash impact of CUC accounting irregularities and related litigation and the existing BNP Paribas litigation (as reported); less “provision for income taxes” calculated assuming a 27% aggregate effective tax rate (such taxes calculated on Adjusted EBITDA, less “non-program related depreciation and amortization” (as reported); less “acquisition and integration related costs: amortization of pendings and listings” (as reported)).

“Market Value” equals the Company’s prior year Adjusted EBITDA multiplied by the applicable “enterprise value multiple,” which the Committee has determined to equal 9 (once set in respect of any grant, such enterprise value multiple may not be changed for any reason in respect of such grant).

Vesting will be determined by comparing the cumulative compounded TUG over the term of a particular grant to the Performance Goals. For example, in Year 1, vesting will be determined by comparing the TUG for Year 1 to the Year 1 Performance Goals. In Year 2, vesting will be determined by multiplying Year 1 TUG+1, by Year 2 TUG+1, and then subtracting 1 from the product, and comparing such product to the Year 2 cumulative Performance Goals. In Year 3, vesting will be determined by multiplying Year 1 TUG+1, by Year 2 TUG+1, by Year 3 TUG+1, and then subtracting 1 from the product, and comparing such product to the Year 3 cumulative Performance Goals. In Year 4, vesting will be determined by multiplying Year 1 TUG+1, by Year 2 TUG+1, by Year 3 TUG+1, by Year 4 TUG+1, and then subtracting 1 from the product, and comparing such result to the Year 4 cumulative Performance Goals.

Once determined for a particular year, TUG or cumulative TUG used to determine vesting is fixed and is not adjusted as a result of acquisitions, dispositions or other transactions.

(q)
“as reported” shall mean as disclosed in the Company’s Annual Report on Form 10-K or, if combined within another line item or immaterial to disclose separately, as set forth in the Company’s books and records.

3.	Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions and restrictions relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

Without limiting the generality of the foregoing, the Committee shall have the full and absolute authority (i) to determine and establish any and all applicable Performance Goals and (ii) to determine whether any Performance Goals have been attained and to certify to such attainment.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to key personnel of the Company in the sole and absolute discretion of the Committee. No employee of the Company or any other person shall have any right to participate in the Plan absent an express designation by the Committee.

5.	Terms of Awards.

Awards granted pursuant to the Plan shall be evidenced by Award Agreements substantially in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein. Awards under the Plan may not be memorialized or evidenced other than pursuant to an Award Agreement.

(a)      Participation. The Committee shall grant participation in the Plan to key personnel of the Company in its sole and absolute discretion. The Committee may determine that participation in the Plan is subject to and contingent upon:

(i)	the Participant executing a covenant not to compete and confidentiality agreement in such form as the Committee shall prescribe; and/or

(ii)	the Participant executing a covenant to devote his or her best efforts to create and deliver value to the stockholders of Cendant; and/or

(iii)	such other conditions as the Committee shall determine in its sole discretion.

(b)      Stock Options. The Committee may grant to a Participant an Award of Stock Options which shall become vested subject to (i) the Participant remaining continuously employed in good standing with the Company through one or more dates determined by the Committee and/or (ii) the Company’s attainment of Performance Goals. All such Awards shall be evidenced by an Award Agreement. Except as set forth in Section 5(e) below or as otherwise determined by the Committee in its sole discretion, such Awards shall not vest and shall immediately terminate if such Participant’s employment terminates prior to an applicable vesting date, irrespective of the reason for termination of employment. Upon the occurrence of a Change-of-Control Transaction, each Award granted pursuant to this paragraph shall become immediately and fully vested and payable; provided, that the Participant (i) remains employed with the

Company (or its successor) during a 90 day transition period immediately following such Change-of-Control Transaction or (ii) is terminated during such 90 day transition period by the Company or its successor. Awards granted hereunder shall be granted pursuant to and in accordance with any one or more of the Cendant Stock Plans, as determined by the Committee and set forth in an Award Agreement, and accordingly such Awards shall be subject to the terms of such Cendant Stock Plan (except as otherwise provided in this Plan), including without limitation all provisions regarding stock options, the exercising of stock options and restrictions thereto, tax withholding obligations and equitable adjustment provisions. Notwithstanding the foregoing, the Committee shall have the sole discretion to accelerate the vesting of any Award granted pursuant to this paragraph at any time and for any reason.

(c)      Restricted Stock Unit Awards. The Committee may grant to a Participant an Award of Restricted Stock Units which shall become vested subject to (i) the Participant remaining continuously employed in good standing with the Company through one or more dates determined by the Committee and/or (ii) the Company’s attainment of Performance Goals. Except as set forth in Section 5(e) below or as otherwise determined by the Committee in its sole discretion, such Awards shall not vest and shall immediately terminate if such Participant’s employment terminates prior to an applicable vesting date, irrespective of the reason for termination of employment. Upon the occurrence of a Change-of-Control Transaction, each Award granted pursuant to this paragraph shall become immediately and fully vested and payable; provided, that the Participant (i) remains employed with the Company (or its successor) during a 90 day transition period immediately following such Change-of-Control Transaction or (ii) is terminated during such 90 day transition period by the Company or its successor. Notwithstanding the foregoing, the Committee shall have the sole discretion to accelerate the vesting and payment of an Award granted pursuant to this paragraph at any time and for any reason. Awards granted hereunder shall be granted pursuant to and in accordance with any one or more of the Cendant Stock Plans, as determined by the Committee and set forth in an Award Agreement, and accordingly such Awards shall be subject to the terms of such Cendant Stock Plan (except as otherwise provided in this Plan), including without limitation any equitable adjustment provisions. As soon as practicable following the vesting of each Restricted Stock Unit, the Participant shall be entitled to receive one share of Cendant Stock; provided, however, that the Participant shall remain required to remit to the Company such amount that the Company determines is necessary to meet all required minimum withholding taxes. In the event that Cendant shall determine to pay a dividend in respect of Cendant Stock, a cash dividend-equivalent in respect of each then outstanding Restricted Stock Unit shall be paid to the holder thereof; provided, however, that any such dividend-equivalents shall be subject to the same vesting schedules, Performance Goals, forfeiture provisions and deferral elections as the Restricted Stock Unit to which it relates.

(d)      Performance Based Vesting. Unless otherwise approved by the Committee and set forth in writing in an Award Agreement, Awards granted hereunder will vest only upon the attainment of Performance Goals (as well as any other additional vesting requirements).

(e)      Disability. A Participant’s Award shall immediately vest upon his or her termination of employment by reason of Disability.

6.	General Provisions.

(a)      Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement, entered into pursuant hereto, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The selling of shares of Cendant Stock and the exercise of Stock Options may be restricted by virtue of any “blackout period” or any other restrictive policy imposed by the Company for any reason or for no reason. No Participant shall have any actual or implied right to sell Cendant Stock or exercise any Stock Option at any particular time or particular date, and any such transactions may be limited or delayed by the Company at any time, with or without prior notice to the Participant, for any reason or for no reason. The foregoing specifically includes the Company’s discretionary determination to suspend any such transactions during a Company investigation of any Participant’s alleged misconduct.

(b)      Nontransferability. Awards shall not be transferable by a Participant for any reason whatsoever, other than pursuant to the applicable laws of descent and distribution.

(c)      No Right To Continued Employment. Nothing in the Plan, any Award or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(d)      Withholding Taxes. All Awards hereunder, and the vesting thereof, are subject to any and all required minimum withholding taxes and similar required withholding obligations.

(e)      Amendment, Termination and Duration of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the Plan.

(f)      Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)      Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation for a select group of management and highly compensated employees. Nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company. The Plan is not intended to provide retirement benefits, retirement income or welfare benefits.

(h)      Deferral. Cendant may (but is not obligated to) establish procedures pursuant to which certain designated Participants may elect to defer, until a time or times later than the vesting of a Restricted Stock Unit, receipt of all or a portion of the shares of Cendant Stock deliverable in respect of a Restricted Stock Unit, all on such terms and conditions as Cendant shall determine in its sole discretion. If any such deferrals are permitted for some or all Participants, then notwithstanding any provision of this Plan to the contrary, a Participant who elects such deferral shall not have any rights as a stockholder with respect to any such deferred shares of Cendant Stock unless and until certificates representing such shares are actually delivered to the Participant, except to the extent otherwise determined by the Committee.

(i)      Other Provisions. Notwithstanding any other provision of the Plan, an Award Agreement or any other agreement (written or oral) to the contrary, for purposes of the Plan and any Award hereunder, a termination of employment shall be deemed to have occurred on the date upon which the Participant ceases to perform active employment duties for the Company following the provision of any notification of termination or resignation from employment, and without regard to any period of notice of termination of employment (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, an Award Agreement or any other agreement (written or oral) to the contrary, a Participant shall not be entitled (and by accepting any Award, thereby irrevocably waives any such entitlement), by way of compensation for loss of office or otherwise, to any sum or other benefit to compensate the Participant for the loss of any rights under the Plan as a result of the termination or expiration in of any Award in connection with any termination of employment. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of Cendant Corporation or any of its subsidiaries.

(j)      Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k)      Effective Date. The Plan shall take effect upon its adoption by the Committee.

Annex A
Adjustments to EBITDA and Free Cash Flow for
Acquisitions and Dispositions

Dispositions of Subsidiaries and Business Units

1.
If a disposition is accounted for as “discontinued operations” in accordance with U.S. GAAP, then all historical years of EBITDA and Free Cash Flow shall be adjusted by eliminating the historical results of the disposed entity in the manner reported on the Company’s Annual Report on Form 10-K. Further, any assets, cash or other consideration (if any) received in connection with such disposition shall not be considered Free Cash Flow.

2.
If a disposition with greater than $50 million of “total consideration” (as defined below) is not accounted for as “discontinued operations” in accordance with U.S. GAAP, then all historical years of EBITDA and Free Cash Flow shall be adjusted by the Company by eliminating the historical results of the disposed entity by making such appropriate adjustments which would have otherwise been made assuming the disposition was accounted for as “discontinued operations.” Further, any assets, cash or other consideration (if any) received in connection with such disposition shall not be considered Free Cash Flow.

If a disposition with $50 million or less of total consideration is not accounted for as discontinued operations in accordance with U.S. GAAP, then there shall be no adjustment made to EBITDA and Free Cash Flow. In this case, the total consideration received will be included as a cash inflow to Free Cash Flow.

3.	Once determined for a particular year, TUG or cumulative TUG used to determine vesting is fixed and is not adjusted as a result of acquisitions, dispositions or other transactions.

Acquisitions of Subsidiaries and Business Units

1.
There shall be no adjustment to EBITDA or Free Cash Flow in respect of any acquisition with a “total consideration” of $15 million or less (“Small Acquisitions”) (specifically, Free Cash Flow will be reduced by such “total consideration” in the year of acquisition). The “total consideration” will consist of all cash consideration paid (including “earn-out” payments), related deal costs, any assumed debt and any

Cendant equity issued (Cendant common stock issued and conversion of stock options).

2.	For acquisitions other than Small Acquisitions, EBITDA shall be adjusted in order to neutralize the impact of such acquisition in the year of such acquisition.

For such acquisitions, EBITDA shall be adjusted to exclude the results of the acquired entity for the entirety of the fiscal year in which the acquisition occurs. The amount of the EBITDA adjustment will be exactly as set forth in the applicable Cendant Investment Committee Memorandum (all such acquisitions require presentation of key financial projections in a memorandum to such committee) used to review and approve the transaction (the “ICM”). Notwithstanding Company procedure, for purposes of this Plan, in the event that any acquisition closes more than 90 days following the date of the ICM, or in the event that an acquisition closes in the calendar year following the date of the ICM, then an updated ICM will be required. For all adjustments made pursuant to any ICM, whether an original ICM or an updated ICM, the financial information set forth in the ICM shall be pro rated to account for the period of time which elapses following the date of the ICM through the date of closing. The EBITDA noted in the ICM for the current year (relating to the period owned by the Company) will be removed from the actual results of the Company without regard to the actual results of the acquired entity. However, solely for purposes of determining EBITDA growth in the following year, the EBITDA for the year in which the acquisition occurred shall be adjusted to include the results of the acquired entity as if it was owned for the full year (for such purpose, the EBITDA for the period the acquired entity is not owned by the Company will equal the EBITDA for such period indicated in the ICM; note: the EBITDA for the period the acquired entity is owned by the Company will equal the actual EBITDA for such period). TUG calculated for prior years shall not be adjusted due to this calculation.

3.
For such acquisitions other than Small Acquisitions, Free Cash Flow shall be adjusted to exclude the free cash flow results of the acquired entity for the entirety of the fiscal year in which the acquisition occurs. The amount of the Free Cash Flow adjustment will be exactly as set forth in the applicable ICM used to review and approve the transaction. Notwithstanding Company procedure, for purposes of this Plan, in the event that any acquisition closes more than 90 days following the date of the ICM, or in the event that an acquisition closes in the calendar year following the date of the ICM, then an updated ICM will be required. For all adjustments made pursuant to any ICM, whether an original ICM or an updated ICM, the financial information set forth in the ICM shall be pro rated to account for the period of time which elapses following the date of the ICM through the date of closing. The Free Cash Flow noted in the ICM for the current year will be removed from the actual results of the

Company without regard to the actual results of the acquired entity. Free Cash Flow will be adjusted to exclude the total consideration paid for the acquisition.

4.
For acquisitions other than Small Acquisitions, but only those for which the Company pays “total consideration” in excess of the “enterprise value multiple” (determined by the Committee to equal 9), multiplied by the acquired entity’s prior calendar year GAAP earnings before interest, taxes, depreciation and amortization (as set forth in the ICM) (“Acquiree EBITDA”), Free Cash Flow shall be adjusted.

For such acquisitions, the total consideration paid by the Company in excess of the “enterprise value multiple” (determined by the Committee to equal 9), multiplied by Acquiree EBITDA shall be referred to as the “Acquisition Premium.” Commencing on the year following the acquisition, 25% of the Acquisition Premium shall be included as a cash outflow from Free Cash Flow in each of the following remaining years of the grant.

5.	Once determined for a particular year, TUG or cumulative TUG used to determine vesting is fixed and is not adjusted as a result of acquisitions, dispositions or other transactions.

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